                                                                   EXHIBIT 99.2


                         HERCULES OFFSHORE CORPORATION

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Hercules Offshore Corporation


In our opinion, the accompanying balance sheet and the related statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Hercules Offshore Corporation at December 31, 1995 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Notes 4, 7, 8, 9 and 11 of the accompanying financial statements, the Company has extensive transactions and relationships with its owners. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.


PRICE WATERHOUSE LLP
Houston, Texas

September 11, 1996

                         HERCULES OFFSHORE CORPORATION

                                 BALANCE SHEET

                               DECEMBER 31, 1995


                                     Assets

Current assets:
  Cash                                                              $   133,209
  Accounts receivable, trade                                          6,310,666
  Accounts receivable, other                                            467,220
  Prepaid insurance                                                     341,992
  Other current assets                                                  262,208
                                                                    -----------
      Total current assets                                            7,515,295
Equipment, net                                                       34,270,111
Other assets                                                             69,188
Receivables from affiliates                                           1,930,323
                                                                    -----------
                                                                    $43,784,917
                                                                    ===========

                      Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                                  $ 4,737,776
  Accrued liabilities                                                 1,533,432
  Advances from stockholders                                          4,054,670
  Note payable to affiliate                                              38,770
  Other notes payable                                                   261,682
  Capital lease obligation                                            5,005,973
                                                                    -----------
      Total current liabilities                                      15,632,303
Revolving line of credit                                              3,057,446
Deferred income taxes                                                 1,846,517
                                                                    -----------
      Total liabilities                                              20,536,266
                                                                    -----------
Stockholders' equity:
  Common stock, $1.00 par value, 18,034,384
    shares authorized, issued and outstanding                        18,034,384
  Retained earnings                                                   5,214,267
                                                                    -----------
      Total stockholders' equity                                     23,248,651
                                                                    -----------
Commitments and contingencies (Note 9)
                                                                    -----------
                                                                    $43,784,917
                                                                    ===========


         The accompanying notes are an integral part of this statement.

                         HERCULES OFFSHORE CORPORATION

                              STATEMENT OF INCOME


                                                           Year ended
                                                          December 31,
                                                    --------------------------
                                                       1995           1994
                                                    -----------    -----------
Offshore drilling and workover revenues             $28,867,625    $25,853,169
                                                    -----------    -----------
Costs and expenses:
  Cost of operations                                 22,006,720     18,691,823
  General and administrative                          3,969,721      2,876,276
  Depreciation and amortization                       1,865,224      1,132,323
                                                    -----------    -----------
                                                     27,841,665     22,700,422
                                                    -----------    -----------
Income before income taxes                            1,025,960      3,152,747
Income tax expense                                     (429,857)    (1,156,932)
                                                    -----------    -----------
Net income                                          $   596,103    $ 1,995,815
                                                    ===========    ===========


         The accompanying notes are an integral part of this statement.

                         HERCULES OFFSHORE CORPORATION

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                    COMMON        ADDITIONAL
                                     SHARES      STOCK ($1.00      PAID-IN         RETAINED
                                  OUTSTANDING      PAR VALUE)      CAPITAL         EARNINGS         TOTAL
                                  -----------     -----------    ------------     ----------     -----------
Balance, December 31, 1993                  2               2      18,034,382      2,622,349      20,656,733

Stock split                        18,034,382      18,034,382     (18,034,382)

Net income                                                                         1,995,815       1,995,815
                                   ----------     -----------    ------------     ----------     -----------
Balance, December 31, 1994         18,034,384      18,034,384                      4,618,164      22,652,548

Net income                                                                           596,103         596,103
                                   ----------     -----------    ------------     ----------     -----------
Balance, December 31, 1995         18,034,384     $18,034,384    $                $5,214,267     $23,248,651
                                   ==========     ===========    ============     ==========     ===========

                         HERCULES OFFSHORE CORPORATION

                            STATEMENT OF CASH FLOWS


                                                                Year ended
                                                                December 31,
                                                        ----------------------------
                                                            1995            1994
                                                        -----------     ------------
Cash flows from operating activities:
   Net income                                           $   596,103     $  1,995,815
   Adjustments to reconcile net income to net cash
      (used in) provided by operating activities:
         Depreciation and amortization                    1,865,224        1,132,323
         Deferred income taxes                              429,857          847,352
      Changes in operating assets and liabilities, net:
         Accounts receivable                             (2,010,874)       1,279,299
         Prepaid insurance and other assets                  79,419         (564,961)
         Accounts payable                                    40,170        3,254,426
         Accrued liabilities                                677,234         (562,809)
                                                        -----------     ------------
            Net cash provided by (used in)
               operating activities                       1,677,133        7,381,445
                                                        -----------     ------------
Cash flows from investing activities:
   Capital expenditures                                  (4,705,683)     (10,610,289)
   Proceeds from capital dispositions                        36,350
   Net advances to affiliates                              (283,234)      (1,208,911)
                                                        -----------     ------------
            Net cash used in investing activities        (4,952,567)     (11,819,200)
                                                        -----------     ------------
Cash flows from financing activities:
   Net proceeds from revolving line of credit               507,446        2,550,000
   Net advances from stockholders                         4,036,220         (124,275)
   Payments on capital lease                             (1,145,395)        (245,469)
                                                        -----------     ------------
            Net cash provided by financing activities     3,398,271        2,180,256
                                                        -----------     ------------
Net increase (decrease) in cash                             122,837       (2,257,499)

Cash:
   Beginning of period                                       10,372        2,267,871
                                                        -----------     ------------
   End of period                                        $   133,209     $     10,372
                                                        ===========     ============

                         HERCULES OFFSHORE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Hercules Offshore Corporation (the Company) was formed under the laws of the state of Texas to serve as an independent marine contractor specializing in drilling and workover services for oil and gas wells located in the United States Gulf of Mexico.

Revenue recognition

The Company's rig service contracts are normally completed in one year or less. Revenues are recognized as the related services are performed. Revenues consist primarily of day rates charged for the rigs plus other contract costs for mobilization fees and other rig-related services.

Concentration of credit and major customers

Accounts receivable are due primarily from large oil and gas exploration and production corporations with operations in the United States Gulf of Mexico. Service revenue derived from the three largest oil and gas customers was $7,716,405 and $2,335,083 and $1,374,105 or 25%, 8% and 5%, respectively, for the year ended December 31, 1995 and $7,289,332 $1,027,318 and $894,049, or
28%, 4% and 3%, respectively, for the year ended December 31, 1994.

Equipment

Equipment is recorded at historical cost, which includes the allocated purchase price of contributed assets and expenditures for additions and major improvements. Depreciation is calculated using the straight-line method over their estimated useful-asset lives, net of estimated salvage values. Expenditures which substantially increase value or extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Income taxes

The Company recognizes income tax expense based on the liability method of accounting for income taxes. The deferred tax asset or liability is recorded based upon temporary differences between the tax basis of assets and liabilities and their carrying values for financial reporting purposes. The primary temporary differences between the tax basis and financial basis of the Company's assets and liabilities relate to the depreciation of equipment. Deferred tax expense is the result of changes in the deferred tax assets and liabilities during the periods presented.

Interest

Interest expense included in general and administrative expenses totaled $904,195 and $189,442 for the years ended December 31, 1995 and 1994, respectively. Interest incurred as a result of capital expenditures on major construction projects is capitalized as part of the cost of the assets.
Interest capitalized during 1995 and 1994 was $36,828 and $95,884, respectively.

Fair value of financial instruments

Based on borrowing rates currently available, the carrying amounts of notes payable at December 31, 1995 approximate fair values.

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Because of the inherent uncertainties in their process, actual results could differ from such estimates. Management believes that the estimates are reasonable.

NOTE 2 - EQUIPMENT:

        Equipment consists of the following as of December 31, 1995:

                                                       ESTIMATED
                                                        USEFUL
                                                     LIFE IN YEARS
                                                     -------------
Drilling and workover rigs and equipment                  15           $31,738,813
Jack-up rig under capital lease                           15             5,403,706
Furniture, fixtures and other                              4               157,479
Less - accumulated depreciation                                         (3,029,887)
                                                                       -----------
                                                                       $34,270,111
                                                                       ===========


        Depreciation expense for the years ended December 31, 1995 and 1994 was $1,730,831 and $989,773, respectively. Amortization associated with the jack-up rig under capital lease is included in depreciation expense.

NOTE 3 - INDEBTEDNESS:

        The Company obtained $927,143 of vendor financing to acquire certain rig equipment in December 1994. The note payable for such equipment bears interest at 11%, is due in January 1996 and is collateralized by the equipment. At December 31, 1995, $241,388 of principal was outstanding under this obligation. The amount was paid in full in April 1996.

        The Company has a primary revolving line of credit agreement with a bank under which borrowings are secured by trade receivables and bear interest payable monthly at rates based on the bank's prime rate plus one percent (9.5% at December 31, 1995). The agreement provided for a $3,500,000 line of credit subject to limitations based on amounts of eligible accounts receivable outstanding. At December 31, 1995, the amount of credit available was reduced by a $187,983 letter of credit representing a security deposit for insurance. Further, the maximum amount available under the line of credit was $4,571, and the amount outstanding was $3,057,446.

        On June 14, 1996 and August 20, 1996, the Company entered into agreements to amend and restate the terms of the revolving line of credit. As a result, the available line of credit was increased to $5,500,000 and the maturity date was extended from March 31, 1997 to November 20, 1997. Monthly principal repayments of $1,833,333 are scheduled for September 20, 1997 and October 20, 1997, with any remaining principal due November 20, 1997.
Further, certain covenants were modified and include the maintenance of tangible net worth of $22,000,000 through October 31, 1996 which increases to $25,000,000 thereafter; maintenance of an adjusted current ratio of .75 through October 31, 1996, increasing to .85 through December 31, 1996 and 1.00, thereafter. The maximum allowance for advances to affiliates was increased from $2,000,000 to $2,750,000. The requirement that the Company generate positive net income for any one year or two consecutive quarters was not amended and is still in effect.

In June 1996, the Company exercised its option to purchase a jack-up rig (Hercules Rig 11) through a vendor financing agreement (Note 7). The total purchase price of $5,392,486 includes $392,486 of additional costs to repair the rig's mud system. The note payable, which bears interest at 17%, is due on the earlier of the closing of a sale by the Company of secured long term debt securities or October 31, 1996.

In June 1996, the Company entered into another vendor financing agreement (Note
7) to purchase a jack-up rig (Hercules Rig 14) for $2,300,000. The note payable which bears interest at LIBOR plus 2.5% is due on the earlier of a sale by the Company of secured long term debt securities or December 31, 1996.

The Company intends to repay the notes payable for the purchase of the two rigs through a private placement of secured debt securities. The private placement is intended to raise approximately $30 million through the issuance of 10%-10.75% senior secured notes due 2003. The remaining proceeds received from the private placement will be used to refurbish two additional rigs, repay the line of credit and certain shareholder advances, pay fees and other closing costs and provide funds for general corporate purposes. The private placement is intended to be completed during October 1996.

NOTE 4 - STOCKHOLDER'S EQUITY AND PAYABLES TO PARENT:

The Company had a note payable to Adway of $38,770 and $57,220 at December 31, 1995 and 1994, respectively. The note bears interest at prime (8.75% and 8% at December 31, 1995 and 1994, respectively), is unsecured and is callable based on Adway's discretion.

During 1995, the Company received advances of $4,054,670 from its stockholders to provide working capital and meet other operating cash requirements. Stockholder advances, which are noninterest-bearing, are included in current liabilities and totaled $4,054,670 at December 31, 1995.

During 1996, the Company received advances from Trenergy of $4,000,000 to provide for additional working capital (Note 11). The advances are payable on demand and are noninterest-bearing.

In January 1994, the Company amended the articles of incorporation to increase the authorized common stock of the Company from two shares to 18,034,384 shares and issued an additional 18,034,382 shares of common stock in connection with a 9,017,192-for-one stock split effected in the form of a dividend. As a result of this transaction, capital stock increased by $18,034,382 with a corresponding reduction in additional paid-in capital to reflect a $1.00 par value per share for each share issued.

NOTES 5 - INCOME TAXES:

The provisions for income taxes consists of the following:

                                                        December 31,
                                                 -----------------------------
                                                    1995              1994
                                                 -----------       -----------
Current federal income tax provision                               $   309,580
Deferred federal income tax provision            $   429,857           847,352
                                                 -----------       -----------
        Total provision for income taxes         $   429,857       $ 1,156,932
                                                 ===========       ===========

The tax effects of the principal temporary differences between financial reporting and income tax reporting are as follows:

                                                        December 31,
                                                 -----------------------------
                                                    1995              1994
                                                 -----------       -----------
Deferred tax assets:
  Alternative minimum tax credit carryforward    $   309,579       $   309,579
  Net operating loss carryforward                  1,263,277           581,291
Deferred tax liabilities:
  Accelerated depreciation                        (3,241,095)       (2,238,733)
  Other                                             (178,278)          (68,797)
                                                 -----------       -----------
                                                 $(1,846,517)      $(1,416,660)
                                                 ===========       ===========

At December 31, 1995, the Company had net operating loss carryforwards for tax purposes of $3,715,523, which expire in 2009. The Company also has alternative minimum tax credit carryforwards of $309,579, which can be carried forward indefinitely. Changes in ownership of the Company could limit the utilization of tax attribute carryforwards.

NOTE 6 - EMPLOYEE RETIREMENT PLAN:

The Company has a retirement plan which permits participants to make contributions up to 15% of their salary. The plan, which is a defined contribution plan, covers all employees who are age 21 or older and have 120 days of service. The Company may make discretionary contributions in amounts not to exceed the first six percent of an employee's eligible compensation contributed to the plan. For the years ended December 31, 1995 and 1994 the Company contributed $197,454 and $190,228, respectively, to the Plan.

NOTE 7 - LEASES:

In April 1994, the Company sold its right, title and interest in and the right to purchase the jack-up rig for $100,000 to Hercules Rig Corporation (HRC), an affiliate of the Company, who exercised the purchase option. The financial statements include a $100,000 gain related to this transaction. In April 1994, the Company entered into a two-year bareboat charter agreement with HRC for the rig at $2,500 per day. This agreement provides a renewal option for an additional two years at market rates. However, upon expiration of the original term, the option was not exercised and the lease has reverted to a month-to-month arrangement with a charter rate of $2,500 per day. Payments under this agreement are recorded as a component of cost of operations as an operating lease and totaled $837,500 and $866,375 for the years ended December 31, 1995 and 1994, respectively. HRC has pledged the rig as collateral for certain debt incurred by HRC in fiscal 1995.

In April 1994, the Company entered into a lease through a bareboat charter agreement for a third jack-up rig at a minimum of $1,875 per day, with increasing rates based on rig utilization. The lease has a purchase option of $5,000,000 at the end of the second year. The bareboat charter agreement requires that the jack-up rig not be used for exploratory or developmental drilling in the U.S. Gulf of Mexico. This jack-up rig was recorded in the accompanying financial statements as a capital lease. Payments related to this agreement totaled $876,250 for the year ended December 31, 1995. In June 1996, the Company exercised its option to purchase the jack-up rig through a vendor financing agreement (Note 3).

The Company leases its office buildings and certain equipment under long-term operating leases.

Rental expense for the year ended December 31, 1995 and 1994 was approximately $2,602,728 and $1,811,631 respectively. Future minimum lease payments on the Company's long-term operating leases are as follows for the years ending December 31:

        1996                                            $444,273
        1997                                              10,306
        1998                                               6,572
        1999                                                 233
                                                        --------
                                                        $461,384
                                                        ========

NOTE 8 - RELATED PARTY TRANSACTIONS:

In accordance with a Management Services Agreement, the Company provides essentially all accounting and administrative services to Hercules Marine Services Corporation (HMS), an unconsolidated entity owned by Adway. The Company's total general and administrative expenses are charged to HMS at a rate of one-tenth for the year ended December 31, 1995 and for the period from May 1, 1994 to December 31, 1994 and are recorded as a reduction of the Company's expense. An aggregate of $343,670 and $384,800 was charged to HMS for general and administrative services for the years ended December 31, 1995 and 1994, respectively. The Company also provides cash advances to HMS to finance working capital requirements and other cash needs. In 1995, HOC and HMS entered into a demand promissory note under which HOC may advance up to $800,000 to HMS payable on demand. At December 31, 1995 and 1994, receivables from HMS totaled $799,502 and $519,893, respectively, and related interest receivable totaled $108,659 and $49,489, respectively. Summarized financial information for HMS as of December 31, is as follows:

                                                                    (Unaudited)
                                                         1995          1994
                                                      ----------    ----------
Current assets                                        $  113,452    $   69,085
Noncurrent assets                                        853,806       758,441
Current liabilities                                    1,697,783     1,236,376
Equity                                                  (730,525)     (408,858)
Revenues                                               1,329,547     1,007,022
Net loss                                                (342,679)     (697,112)

During 1994, the Company provided HRC cash advances totaling $1,100,000 primarily consisting of a $1,000,000 escrow deposit required for the purchase of a jack-up rig (Note 7).

The Company has a management service agreement with Hercules Capital Corporation (HCC), a company owned by an officer of the Company. HCC provides investment banking services for the Company. Payment for these services totaled $88,945 and $85,730 for the years ended December 31, 1995 and 1994, respectively.

NOTE 9 - COMMITMENTS AND CONTINGENCIES:

In the normal course of business, employees of the Company and of the Company's customers have incurred injuries. These incidents could result in workers' compensation and other claims against the Company. Management plans to aggressively defend its position in any claims and believes its insurance coverage is adequate to cover any possible materials losses.

The Company has employment agreements with certain officers of the Company which provide guaranteed payments if the officers are terminated without cause. At December 31, 1995, guaranteed future payments under these agreements and the management services agreement with HCC (Note 8) total $273,330.

NOTE 10 - SUPPLEMENTAL DISCLOSURES TO THE STATEMENT OF CASH FLOWS:

                                                             Year ended
                                                             December 31,
                                                      ----------------------------
                                                         1995              1994
                                                      ----------        ----------
Cash paid for interest, net of amounts capitalized    $  923,000        $  245,000
Cash paid for taxes, net of refunds                      (51,000)          995,000

Supplemental disclosures of noncash investing
  and financing activities:
    Assets acquired through debt financing (Note 3)       27,813         1,227,000
    Asset acquired under capital lease (Note 7)                          5,403,706

NOTE 11 - SUBSEQUENT EVENTS:

In June 1996, the Company entered into an eighteen month lease agreement for a top drive system at a rate of $90,000 per month. The lease has an option to purchase the top drive system at the completion of the lease term at a price below fair market value.

On April 30, 1996, the stockholders sold their 100% ownership of the Company to Trenergy (Note 1). The stockholders received cash and stock to Trenergy. The resultant change in the stockholders' basis has not been given effect to in the accounts of the Company. The sellers have guaranteed to Trenergy that the Company's profit before tax will be approximately $6 million for each of the five years after the closing of the transaction. The guarantee is supported by a bank guarantee provided by the sellers. Further, Trenergy advanced to the Company approximately $4,000,000 for certain rig improvements. The advances are to be repaid upon consummation of the sale by the Company of secured long-term debt securities (discussed in Note 3).

In February 1996, the Company entered into a thirteen month lease agreement for a top drive system at a rate of $119,135 per month. The lease has a purchase option of $100.00 at the completion of the thirteen month lease term.

In February 1996, the Company entered into an operating lease agreement through a bareboat charter agreement with Cliff's Drilling for a jack-up rig (Rig 12) at a rate of $3,250 per day.

In February 1996, the Company awarded bonuses of $170,000 to certain officers.